QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(5)(B)

For Immediate Release

STR ANNOUNCES PRELIMINARY RESULTS OF ITS TENDER OFFER

        East Windsor, Conn., March 4, 2014 ... STR Holdings, Inc. (NYSE: STRI) (the "Company") today announced the preliminary results of its modified "Dutch auction" tender offer (the "Offer"), which expired at 11:59 p.m. New York City time, on Monday, March 3, 2014.

        Based on the preliminary count by Broadridge, the depositary for the Offer, a total of approximately 15,664,117 shares of the Company's common stock were validly tendered and not validly withdrawn at or below the purchase price of $1.54 per share, including approximately 1,023,009 shares that were tendered through notice of guaranteed delivery.

        In accordance with the terms and conditions of the Offer and based on the preliminary count by the depositary, the Company expects to acquire approximately 15,664,117 shares of its common stock at a price of $1.54 per share, for an aggregate cost of approximately $24,122,740.18, excluding fees and expenses relating to the Offer. The shares expected to be acquired represent approximately 37.4% of the total number of shares of the Company's common stock issued and outstanding as of December 31, 2013.

        The number of shares expected to be purchased in the Offer and the purchase price are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the three trading day settlement period. The final number of shares to be purchased and the final purchase price will be announced following the expiration of the guaranteed delivery period and the completion by the depositary of the confirmation process. Payment for the shares accepted for purchase pursuant to the Offer, and the return of all other shares tendered and not purchased, will occur promptly thereafter.

        Cowen and Company, LLC served as dealer manager for the tender offer, and Georgeson Inc. served as information agent for the tender offer. For more information about the tender offer, please contact Georgeson Inc. toll-free at +1 888-877-5373.

About STR

        STR Holdings, Inc. is a provider of encapsulants to the photovoltaic module industry. Further information about STR Holdings, Inc. can be obtained via the Company's website at www.strsolar.com.

Safe Harbor Statement

        This press release and any oral statement made in respect of the information in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to inherent risks and uncertainties, including but not limited to the risks and uncertainties described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our periodic reports on Forms 10-K, 10-Q and 8-K filed from time to time with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosure found in our filings which are available on http://www.sec.gov or http://www.strsolar.com. These forward-looking statements present the Company's current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business and are based upon assumptions that the Company has made in light of its industry experience and perceptions of historical trends, current conditions, expected future developments and other factors management believes are appropriate under the circumstances. However, these forward-looking statements are not guarantees of future performance or financial or operating results. The Company undertakes no obligation to publicly update any forward-looking statements contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

-### -

Contact:
Joseph C. Radziewicz
Vice President and Chief Financial Officer
STR Holdings, Inc.
(860) 763-7014, x7437
joseph.radziewicz@strholdings.com

QuickLinks

STR ANNOUNCES PRELIMINARY RESULTS OF ITS TENDER OFFER